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                       September 28, 2022

       Lloyd A. Hajdik
       Chief Financial Officer
       Oil States International, Inc.
       Three Allen Center
       333 Clay Street, Suite 4620
       Houston, TX 77002

                                                        Re: Oil States
International, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-16337

       Dear Mr. Hajdik:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction